Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-261436-01
and 333-261436

Free Writing Prospectus dated February 9, 2022

Honda Auto Receivables 2022-1 Owner Trust,

Issuing Entity

American Honda Receivables LLC,

Depositor

American Honda Finance Corporation,

Sponsor, Originator, Servicer and Administrator

The depositor has prepared a preliminary prospectus dated February 9, 2022, which describes the notes issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the class A-1 notes, the class A-2 notes, the class A-3 notes and the class A-4 notes offered by the issuing entity (the “underwritten notes”) will receive the indicated ratings from S&P Global Ratings, a division of S&P Global (“S&P”) and Moody’s Investors Service Inc. (“Moody’s”) listed below.

	S&P	Moody’s
Class A-1 Notes	A-1 (sf)	Prime-1 (sf)
Class A-2 Notes	AAA (sf)	Aaa (sf)
Class A-3 Notes	AAA (sf)	Aaa (sf)
Class A-4 Notes	AAA (sf)	Aaa (sf)

It is a condition to the issuance of the notes that each of the underwritten notes receives at least the ratings listed above.

Joint Bookrunners of the Underwritten Notes

J.P. Morgan	BNP Paribas	Citigroup	Wells Fargo Securities

Co-Managers of the Underwritten Notes

BNY Mellon Capital Markets, LLC	MUFG	TD Securities	US Bancorp

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may receive these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-800-408-1016.